HEI Exhibit 23.1

[KPMG LLP letterhead]

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hawaiian Electric Industries, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 333-18809, 333-87782, 333-108110 and 333-113120 on Form S-3 and Registration Statement Nos. 333-05667, 333-02103 and 333-105404 on Form S-8 of Hawaiian Electric Industries, Inc., and Registration Statement Nos. 333-18809-02 and 333-113120-02 on Form S-3 of Hawaiian Electric Industries Capital Trust II and Registration Statement Nos. 333-18809-03 and 333-113120-01 on Form S-3 of Hawaiian Electric Industries Capital Trust III of our reports dated March 6, 2006, relating to the consolidated balance sheets of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005 and all related financial statement schedules, which refer to a change in the method of accounting for the consolidation of variable interest entities in 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports are included in the 2005 annual report on Form 10-K of Hawaiian Electric Industries, Inc.

/s/ KPMG LLP

Honolulu, Hawaii

March 7, 2006